Exhibit 10.37

FOUNDER’S WAIVER AND INDEMNITY AGREEMENT

WHEREAS:

A. BMO Nesbitt Burns Inc., GMP Securities Ltd., Haywood Securities Inc., National Bank Financial Inc., Canaccord Capital Corporation. Salman Partners Inc, and Spron Securities Inc. (collectively the “Underwriter”) and Peru Copper Inc. (the “Company”) have entered into an underwriting agreement dated September 22, 2004 (the “Underwriting Agreement”) in respect of an offering of units of the Company (the “Units”), each Unit consisting of one common share of the Company and one-half of one common share purchase warrant at a price of $1.65 per Unit, pursuant to a final long form prospectus dated September 22, 2004 (the “Prospectus”);

B. The undersigned (the “Founder”) wishes to purchase Units (the “Founder Units”) and to have the Founder Units qualified by a prospectus;

C. The Founder has requested that the Underwriters not be eligible to receive an underwriting fee in connection with the Founder’s purchase of the Founder Units;

D. The Underwriters have agreed to not receive an underwriting fee in connection with the Founder’s purchase of the Founder Units on the conditions that (1) the Underwriters do not underwrite the Founder’s purchase of the Founder Units and (2) the Founder waives any rights the Founder would otherwise have against the Underwriters in respect of the purchase of the Founder Units pursuant to the Prospectus;

E. Capitalized terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement;

F. BMO Nesbitt Burns Inc. is authorized pursuant to the Underwriting Agreement to enter into this Agreement on behalf of the Underwriters.

NOW THEREFORE, to induce the Underwriters to complete the Offering and of the premises contained herein and the sum of $10.00 now paid by each party unto the other, the Underwriters and the undersigned Founder, intending to be legally bound hereby, agree as follows:

1. The Founder represents and warrants to, and covenants with, the Underwriters as follows:

(a)	The Founder has received good, valuable and sufficient consideration for entering into this Agreement.

(b)	The Founder is sufficiently familiar with and knowledgeable about the Company and the Company’s business and affairs that the Founder does not require the protection that a prospectus would provide.

(c)	An exemption from the prospectus and registration requirements, or equivalent requirements in the Founder’s jurisdiction of residence, would be available to permit the Founder to purchase the Units from the Company without a prospectus.

(d)	The Founder is able to bear the loss of the Founder’s entire investment in Units.

2. To the fullest extent permitted by applicable law, the Founder hereby waives all rights of action and remedies provided by applicable securities legislation, including statutory rights of rescission or damages, that such Founder may be or become entitled to assort against the Underwriters in connection with a purchase of the Units by the Founder under the Prospectus.

3. Indemnity.

(a)	To the fullest extent permitted by applicable law, the Founder agrees to indemnify and save harmless each of the Underwriters and each of their subsidiaries and affiliates, and each of their respective directors, officers, shareholders, employees and agents and each other person, if any, who directly or indirectly controls any Underwriter or any of its subsidiaries, and the successors and assigns of any of the foregoing persons (each an “Indemnified Party”), from and against all liabilities, claims, losses (other than loss of profits), reasonable costs, fees, actions (including shareholder actions, derivative actions or otherwise), damages, reasonable expenses (including without limitation any legal fees or other expenses reasonably incurred by the Underwriters (including for time spent by the Indemnified Party’s employees or agents) in connection with advising with respect to or defending or investigating any actual or threatened such action, claim, suits, investigations or proceedings) and obligations, whether joint or several, in any way caused by, or arising directly or indirectly from, or to which an Indemnified Party may become subject or otherwise involved in any capacity under any statute or common law, or otherwise insofar as such may arise out of or be based, directly or indirectly, or in consequence of:

(i)	any information or statement contained in the Prospectus or in any certificate or other document filed or delivered pursuant to this Agreement which, at the time and in the light of the circumstances under which it was made, contains or is alleged to contain a misrepresentation;

(ii)	any omission or alleged omission in the Prospectus or in any certificate or other document filed or delivered pursuant to the Underwriting Agreement, regarding any fact, required to be stated therein or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made; and

(iii)	any order made or enquiry, investigation or proceedings commenced or threatened by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or alleged omission or any misrepresentation or alleged misrepresentation (except a statement or omission or alleged statement or omission regarding facts relating solely to the Underwriters and provided by the Underwriters expressly for use therein) in the Prospectus or in any certificate or other document filed or delivered pursuant to the Underwriting Agreement or based upon any failure to comply with the Applicable Securities Laws (other than any failure or alleged failure to comply by the Underwriters), preventing or restricting the trading in or the sale or distribution of the Units in any of the Qualifying Provinces,

solely to the extent that each of the foregoing relates to the Founder’s purchase of Units pursuant to the Prospectus and to the extent that the foregoing is not paid by the Company.

Notification of Claims

(b)	If any matter or thing contemplated by subsection 3(a) (any such matter or thing being referred to as a “Claim”) is asserted against any Indemnified Party in respect of which indemnification is or might reasonably be considered to be provided other than a Claim made directly by the Founder, such Indemnified Party will notify the Founder as soon as possible of the nature of such Claim (but the omission so to notify the Founder of any potential Claim shall not relieve the Founder from any liability which it may have to any Indemnified Party).

4. If any provision of Section 2 or 3 is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

5. This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Dated October 6, 2004.

BMO NESBITT BURNS INC., on behalf of itself and on behalf of the Underwriters		CAMPANIA HOLDING, INC.

By:		By:
	Authorized Signatory		Authorized Signatory